AGREEMENT FOR PURCHASE AND SALE
                           OF ANHYDROUS AMMONIA

THIS AGREEMENT ("Agreement") is made this 1st day of January, 1997, by and between Farmland Industries, Inc. (hereinafter "Seller"), a Kansas corporation, with its principal place of business in Kansas City, Missouri, and El Dorado Chemical Company (hereinafter "Buyer"), an Oklahoma corporation, with its principal place of business in El Dorado, Arkansas.

                                WITNESSETH

     WHEREAS, Seller represents that it has the right to sell certain quantities of anhydrous ammonia as hereinafter defined ("Product"); and

     WHEREAS, Seller desires to sell and Buyer wishes to purchase the quantities of Product herein stipulated upon the conditions, covenants, and agreements contained herein;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, Seller and Buyer agree as follows:

     1. Quantity: Seller shall deliver to Buyer at El Dorado, Arkansas a volume of Product of not less than seventy five thousand (75,000) tons and not more than one hundred forty thousand (140,000) tons, during each contract year, commencing January 1, 1997.

          A: Purchased Product. Of the quantities set forth in Paragraph 1 above, Seller shall sell, transfer and convey to Buyer, f.o.b. Pollock, Louisiana and Buyer shall purchase and accept from Seller a volume of not less that seventy five thousand (75,000) tons of Product during each contract year commencing January 1, 1997.

          B: Tolled Product. Of the quantities set forth in Paragraph 1 above, forty five thousand (45,000) tons shall be tolled into ammonium nitrate by Buyer for Seller at Seller's option pursuant to a Tolling agreement to be entered into between the parties and shall not be considered as a sale to Buyer hereunder.

          C. Additional Product. In the event Seller elects not to toll all or a portion of the 45,000 tons of Product, Buyer shall have the right to purchase all or a part of the Product not tolled at a price as set forth in Paragraph 5 herein, f.o.b. Pollock, Louisiana.

     In addition, and subject to the force majeure provisions of paragraph 17 herein, in the event that Buyer does not purchase any volumes of Product for two (2) consecutive calendar quarters, or does not purchase a minimum of seventy five thousand (75,000) tons of Product during any contract year, Farmland shall have the right to immediately terminate this Agreement in its entirety, with no further obligations of any type whatsoever on the part of either Seller or Buyer, except that (a) Buyer shall make timely payment for any volumes of Product shipped by Seller prior to such termination; and (b) Buyer shall make payment for all penalties provided for herein.

     2. Maximum/Minimum Quarterly Quantity: Seller shall not be required to deliver more than thirty-five thousand (35,000) tons of Product in any one (1) calendar quarter and no more than fourteen thousand (14,000) tons in any one month. Seller understands and agrees that Buyer may, at any time, desire to receive more than thirty-five thousand (35,000) tons of Product in any one calendar quarter and more than fourteen thousand (14,000) tons in any one month. With mutual agreement, these maximums may be waived in any one calendar quarter or any one month. However, no more than thirteen thousand five hundred (13,500) tons may be used for tolling in any one calendar quarter. During the term of this Agreement, Seller shall supply each quarter the amount of Product forecasted for purchase by Buyer. In the event Buyer does not purchase and accept during any calendar quarter at least fifty percent (50%) of the number of tons of Product manufactured in accordance with Buyer's forecast, Seller shall have the right to invoice Buyer and Buyer shall pay the contract price for all such tons not purchased and accepted. Any Product paid for and not taken in any quarter shall be taken in the next succeeding quarter or quarters during which supply is available as determined by Seller.

     3. Forecast of Buyer's Purchases: During the term of this Agreement, Buyer shall provide a written forecast quarterly by month, for purchases for each quarter of the contract year. Buyer shall make this quarterly forecast and deliver it to Seller on or before the 15th day of the month preceding the quarter.

     4. Term: This Agreement shall commence at 12:01 a.m., Central Standard Time, January 1, 1997, and shall continue until 11:59 p.m., Central Standard Time, December 31, 1998, unless terminated earlier in accordance with the provisions hereof.

     5.  Price:
               (a) The parties to this Agreement have intentionally left the purchase price to be paid by Buyer open for periodic determinations, pursuant to the contract pricing formula contained herein. It is the intention of the parties that there be a binding agreement for the date of the signing of this Agreement, even if the price is not determined at that time since a contract pricing formula is contained herein.

               (b) The contract price per ton of Product, for each calendar month during the term of this Agreement, shall be calculated as follows:

                    (1) On or before the first day of each calendar month during the term of this Agreement, Seller shall calculate on a million British Thermal Unit basis (hereinafter, MMBTU), its nominated weight average, laid in to the plant (Pollock, Louisiana) cost of natural gas, for such calendar month; plus a nominal fee of two cents ($.02) per MMBTU for the procurement and expense incurred in gas negotiation and purchase. Such cost shall exclude gains or losses pursuant to Paragraph 5(d) herein;

                    (2) The natural gas price per MMBTU, as calculated in 5(b)(1) above, shall be multiplied by thirty-four
                    (34);

                    (3) To the results of 5(b)(2) shall be added an amount of thirty dollars ($30.00);

                    (4) The results in 5(b)(3) shall be multiplied by 1.075.

               The total amount in 5(b)(4) shall be denominated herein as the "Base Price".

     If at any time during the term of the Agreement the "Gulf Coast Ammonia Price" (defined hereinafter) is below the "Base Price", the sale/purchase price per ton of Product hereunder shall be "Gulf Coast Ammonia Price".

     If at any time during the term of this Agreement the "Gulf Coast Ammonia Price" (defined hereunder) exceeds the "Base Price", the sale/purchase price per ton of Product hereunder shall be calculated as follows:

     i.   The "Base Price" shall be noted;

     ii.  The "Gulf Coast Ammonia Price" (defined hereunder) shall be noted;

     iii. From 5(b)(4)ii shall be subtracted 5(b)(4)i;
     iv.  Sixty-five percent (65%) of 5(b)(4)iii shall be noted;

     v. The f.o.b. sale/purchase price at any time during the term of this Agreement when the "Gulf Coast Ammonia Price" exceeds the "Base Price" shall be an amount equal to 5(b)(4)i added to 5(b)(4)iv.

     The "Gulf Coast Ammonia Price" for each month during the term of this Agreement shall be calculated as follows:

     The weekly Green Markets for the calendar month shall be noted;

     The Green Markets lowpoint price average in such issues for Product f.o.b. United States Gulf Coast, less one dollar ($1.00), shall be the "Gulf Coast Ammonia Price". All prices hereunder shall be f.o.b. Pollock, Louisiana plant of Seller. Freight charges to Buyer's destination shall be added to invoices as a separate line item.

          (c) All Product for shipments to Buyer's El Dorado, Arkansas location shall be delivered to Buyer via Koch Pipeline unless such pipeline becomes unavailable due to mechanical failure of the pipeline. In the event the Koch Pipeline is unavailable for that reason, Product shall be shipped by rail cars and each party hereto shall use its best efforts to minimize the cost of shipment by rail car. In the event Product is shipped by rail car, the purchase price for Product shall be adjusted to reflect the actual cost of such transportation.

          (d) Gains or losses resulting from Seller's activities in the natural gas Futures market shall not be incorporated into the gas cost calculations irrespective of whether delivery is taken by Farmland in any Futures transaction.

     6. Verification of Pollock, LA Natural Gas Prices: Buyer shall have the right, at any time during the term of this Agreement, to request Seller to provide documentation to a mutually acceptable audit firm to verify that excess charges for natural gas have not been made.

     7.  Delivery/Freight:

               (a) Pipeline - As shipper of record Seller shall invoice Buyer for all actual Koch Pipeline tariff charges plus a ten cent ($.10) per short ton meter fee for tons transported by pipeline to Buyer's El Dorado, Arkansas facility. Seller will credit Buyer for all shrink refunds allowed Seller by the Koch Pipeline on tons transported to El Dorado during the term of the Agreement.

               (b) Rail - Freight charges on rail shipments shall be invoiced to Buyer at either (i) the then current railroad tariff rate, or (ii) a negotiated contract freight rate as agreed by the parties. Seller may invoice Buyer and Buyer shall pay Seller tank car demurrage at a daily rate of Fifty Dollars ($50) per car per day for each day commencing with the eight day after constructive placement of the car at Buyer's destination. Such rail shipments shall be priced at the time of the order by Seller.

          8. Invoices and Payment: Seller shall deliver invoices to Buyer as soon after the end of each calendar month as is reasonably possible. Buyer shall make payment to Seller for each month's purchases, on or before the fifteenth (15th) day of the following month. Payment shall be made by wire transfer to such bank or banks as Seller shall designate. If at any time during the term of this Agreement, Buyer becomes delinquent in payment or in Seller's reasonable judgment there has occurred a material adverse change in the financial condition of Buyer which could reasonably be expected to impair Buyer's ability to carry out its financial obligations to Seller, Seller shall have the sole and exclusive right to require the Buyer to open an irrevocable letter of credit for the benefit of Farmland Industries, Inc., at a bank or banks, acceptable to Farmland Industries, Inc. for an amount not to exceed the result of multiplying twenty-two thousand (22,000) tons by the contract price per ton of Product in the most recently completed calendar month.

     9. Default and Nonpayment: Default in payment, or failure to perform any of the terms and conditions of this Agreement, shall constitute a default by either party to this Agreement. In the event that either party (I) defaults in making payment provided for herein when due or (ii) defaults in the performance of any other material obligation provided for herein and, if such default is susceptible of cure, fails to cure any such default of a material obligation within 30 days of receipt of written notice from the non-defaulting party thereof, the non-defaulting party shall have the right, by giving written notice to the defaulting party, to immediately terminate this Agreement

     On the occurrence of a default by either party, the non-defaulting party shall have the option to terminate this Agreement without liability of any kind as to future shipments; to alter credit terms provided to Buyer; to stop any Product in transit; to treat any default as substantially impairing the value of the whole Agreement, and hence a breach thereof. If Buyer does not pay any invoice on its due date, then all outstanding invoices of Seller to Buyer under this or any other agreement shall become immediately due and payable, and Seller may assess a finance charge of one and five-tenths percent (1.5%) per month, or the maximum legal rate if less, on remittances not received by their due date. On the occurrence of a default by either party, the defaulting party shall be liable to the non-defaulting party for all costs, losses, and expenses incurred by such non-defaulting party by reason thereof, including reasonable attorneys' fees.

     10. Product Specifications: "Product", where used in this Agreement, means Product solution of commercial grade, having ammonia (NH3) content of not less than ninety-nine and five tenths percent (99.5%), having water content of not more than five-tenths percent (0.5%), and having oil content of not more than five (5) parts per million. Product tendered to any pipeline shall meet or exceed such pipeline's Product quality specifications for Product shipped therein. Seller shall be nominated as shipper of record on those volumes of Product sold pursuant to this Agreement and shipped via Koch Pipeline.

     11. Determination of Weights: "Ton", where used in this Agreement, means two thousand pounds (2,000 lbs.) avoirdupois, as measured by Koch Pipeline meter tickets if delivery is made by pipeline, by bills of lading if delivery is made by rail or truck.

     12. Manufacture and Delivery; Seller specifically reserves the right to manufacture at, or exchange to, and to deliver from, any origin, all of the Product transferred to the location scheduled and agreed to quarterly pursuant to this Agreement.

     13. Disclaimer of Warranties: The are no warranties which extend beyond the description of the face hereof, and SELLER MAKES NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR AGAINST INFRINGEMENT OR OTHERWISE. Buyer assumes all risk and liability for the use of the Product purchased, whether used singly or in combination with other substances and for loss, damage, or injury to persons, or property of Buyer or others arising out of the use or possession of the Product; Buyer agrees to indemnify Seller from loss (including cost of defense) in connection with claims arising from use or possession of the Product.

     14. Claims by Buyer or Seller; Notices by Seller or Buyer of claims as to Product delivered, or for the nondelivery thereof, shall be made within thirty (30) days after delivery, or the date fixed for delivery, as the case may be, and failure to give such notice shall constitute a waiver by Seller or Buyer of all claims in respect thereto. Buyer's sole claim for loss or damage arising from nondelivery of Product hereunder shall be the difference between the price for the Product specified in this Agreement, and the average price of such Product then charged by major suppliers of Product at the point of shipment specified in this Agreement, duly adjusted for freight charges. In no event shall any claims of any kind be greater than, nor shall Seller in any event be liable for, any amount in excess of the purchase price of the Product in respect of which claim is made. SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING FROM SELLER'S PERFORMANCE OR BREACH OF THIS AGREEMENT AND/OR USE OR POSSESSION OF THE PRODUCT, OR FOR LOSS OF PROFIT FROM RESALE OF PRODUCT. No suit or legal proceeding arising upon this Agreement shall be maintainable against Seller or Buyer unless commenced or made within one (1) year after passing of title to Product, or delivery of or failure to deliver Product hereunder.

     15. Conflicting Terms: Notwithstanding any provision herein to the contrary, no term in Seller's or Buyer's purchase order, acknowledgment form or other document which conflicts with the terms hereof or increases Seller's or Buyer's obligations hereunder, shall be binding on either party unless accepted in writing by both parities hereunder.

     16. Waiver: Any waiver by Seller or Buyer of any term, provision, or condition of this Agreement, or of any default hereunder in any one or more instances shall not be deemed to be a further or continuing waiver of such term, provision or condition, or of any subsequent default hereunder.

     17. Force Majeure: Neither party will be liable for failure to perform or for delay in performing this Agreement where such failure or delay is occasioned by acts of any government compliance with law or government regulations, acts of God, war, riots insurrections, civil commotion or disturbances, fire, flood, or accident or by any other cause or circumstances whether of like or difference character, beyond the control of the party affected thereby, herein referred to as "Events of Force Majeure". Failure to obtain a supply of Product by Seller from a third party supplier shall not be an Event of Force Majeure that can be exercised by Seller. The party asserting that an Event Of Force Majeure has occurred shall send the other party notice thereof by cable or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the Event Of Force Majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any Event Of Force Majeure, the party which asserted such event shall give the other party notice of any threatened or impending Event Of Forced Majeure. If an Event Of Force Majeure affecting Seller's or Buyer's performance by the party affected (the "affected party") shall be excused during the continuation of the Event of Force Majeure and the other party elects to (a) reduce the quantity of Product specified in this Agreement by the amount which cannot be delivered or received and/or (b) reschedule deliveries on a commercially reasonable basis for delivery during the remainder of the applicable contract Year.

     "In the Event Of Force Majeure affecting Seller, Seller shall allocate its available Product to Buyer in the same proportion as the quantity delivered to Buyer's El Dorado Arkansas facility hereunder during the twelve
(12) months preceding the event Of Force Majeure is to the total quantity of all Product sold or sued by Seller during such twelve (12) month period". (Provided, however, the total Product Buyer received shall not exceed the quantities in Article 2). In the event Seller has not given written notice of cessation of force majeure, and such Event Of Force Majeure prevents deliveries of Product for more than thirty (30) consecutive days, Buyer shall have the right to terminate this Agreement.

     18.  Acquisition of Plant:  In the event that El Dorado Chemical
Company or affiliated company having a common parent acquires more than fifty percent (50%) interest in and to a plant or company that produces or has the capacity to produce Product, Buyer may upon twelve (12) months' written notice to Seller, terminate this Contract and thereafter have no further responsibility to accept or pay for any quantity of Product hereunder.

     19. Commission/Broker Fees: Seller and Buyer represent that they are dealing with each other, that neither is the agent of the other, and that no broker or agent has been involved either directly or indirectly, in consummating this Agreement and the sale of Product hereunder. SELLER AGREES TO INDEMNIFY, PROTECT AND SAVE BUYER HARMLESS from the claims of any person or entity for commissions or finder's fees or similar fees in connection with the transaction set forth herein where the claimant alleges that his or its contact with this transaction is traceable to Seller. BUYER AGREES TO INDEMNIFY, PROTECT, AND SAVE SELLER HARMLESS from the claims of any person or entity for commissions or finder's fees or similar fees in connection with the transaction set forth herein where the claimant alleges that his or its contact with the transaction is traceable to Buyer.

     20. Taxes: Any and all taxes of any type whatsoever levied, prior to passage of title against Product transferred pursuant to this Agreement shall be paid by Seller promptly as required by law. Any and all taxes of any type whatsoever levied against the Product at or upon, or subsequent to, passage of title shall be paid by Buyer promptly as required by law. Title to and risk of loss of the Product shall pass to the Buyer as the Product progressively passes into tank cars, and/or pipeline. Notwithstanding any provision to the contrary in this Agreement, with regard to sales/purchases of Product pursuant to this Agreement, Buyer shall pay any and all taxes or charges that are due and owing under the federal Superfund (Comprehensive Environmental Response, Compensation and Liability Act of 1986) statutes, or regulations promulgated thereunder, as amended. Notwithstanding any provision to the contrary in this Agreement with regard to sales/purchases of Product pursuant to this Agreement, Buyer shall pay any and all taxes and charges that may become in the future due and owing because of the future enactment of any state law or regulation establishing a state tax or fee of any kind whatsoever on the manufacturing and/or sale of Product or any constituent part thereof. All taxes hereunder are in addition to those prices described herein.

     21. Notices: No notice, actual or constructive, shall be effective against any party unless it is (a) in writing; (b) signed by the party giving the notice; and (c) sent by register mail, postage prepaid, or personally served on the party intended to receive said notice.

     The address to be used on a mailed notice for each party shall be as follows:

     To Seller:     Farmland Industries, Inc.
                    3315 N. Oak Trafficway
                    P.O. Box 7305, Dept. 314
                    Kansas City, Missouri  64116
                    Facsimile:  816/459-5913

     To Buyer:      El Dorado Chemical Company
                    P.O. Box 231
                    El Dorado, Arkansas 71731
                    Facsimile:  501/863-1426
          Attn:     Warren Jones

                    El Dorado Chemical Co.
                    16 S. Pennsylvania
                    Oklahoma City, OK  73007
                    Facsimile:  405/235-5067
          Attn:     James Wewers
                    David Shear

     22. Alternate Dispute Resolution: In the event of any controversy arising out of or relating to this Contract, or any breach thereof, the parties agree to submit the dispute for resolution to a senior executive of
both parties.   Such executives shall meet within thirty (30) days of written request of either party.

     In the event the parties are unable to resolve the controversy through such meeting, the dispute shall be submitted to binding arbitration in accordance with the rules of the Missouri Arbitration Act. V.A.M.S. 435 et. Seq. (or Uniform Arbitration Act). Such arbitration shall be initiated by either party by notifying the other party in writing and requesting a panel of five (5) arbitrators from the American Arbitration Association. Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains. Such individual shall be the arbitrator for the controversy. The party requesting the arbitration shall notify the arbitrator who shall hold a hearing(s) within sixty (60) days of the notice. The arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s). Judgement upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

     23. Confidentiality. The parties agree to maintain as confidential the terms of this Agreement and not to divulge such terms to any third party without the written consent of the other.

     24. Miscellaneous. This Agreement expresses the whole agreement of the parties. There are no promises, conditions, or obligations, other than those enumerated herein. This Agreement shall supersede all previous or contemporaneous communications, representations, or agreement, verbal or written, between or among the parties. No usage of trade or prior course of dealing or performance between Buyer and Seller shall be deemed to modify the terms of this Agreement. This Agreement shall not be modified except in writing signed by the party to be charged. Headings are for reference only, and do not affect the meaning of any paragraph.

     This Agreement shall not be assigned by either party without the prior written consent of the other party except that either party may assign its interest under this Agreement to a successor to all or any substantial portion (more than 50%) of its business or assets, or to any parents, subsidiary, or affiliated company having a common parent. Any purported assignment of this Agreement or any part thereof, except as set forth above, shall be void.

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

     This Agreement shall be governed in all respects, including, but not limited to, interpretation and performance by the law of the Sate of Kansas. Remedies herein reserved are cumulative and in addition to any other or further remedies Seller or Buyer may have at law or in equity.

     No termination of this Agreement shall affect the rights or obligations theretofore accrued.


     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

FARMLAND INDUSTRIES, INC.                    EL DORADO CHEMICAL COMPANY
(Seller)                                     (Buyer)

By: /s/Robert W. Honse                       By: James L. Wewers
    ---------------------                        ---------------------

Title: Exec. V.P. & Chief                    Title: President
       Operating officer                            ------------------
       Ag Input Business
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Date:  3/20/97                               Date:  3/20/97
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